UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 26, 2006
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50767 (Commission File Number)	04-3523569 (IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts (Address of Principal Executive Offices)	02421 (Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On April 26, 2006, Dana Hilt, M.D. joined Critical Therapeutics, Inc. (the “Company”) as the Senior Vice President of Clinical Development and Chief Medical Officer in accordance with the terms of an employment agreement entered into between Dr. Hilt and the Company dated April 26, 2006.
     The employment agreement has an initial term commencing on April 26, 2006 through December 31, 2007 and will automatically extend for an additional one-year term after such time on each subsequent anniversary of the commencement date unless either the Company or Dr. Hilt gives 90-days’ prior notice.
     Under the employment agreement, Dr. Hilt will receive an annual base salary of $280,000 and a sign-on bonus of $10,000. The Company also granted Dr. Hilt, upon Dr. Hilt’s first day of employment, an option to purchase 100,000 shares of the Company’s common stock at the closing price per share on the NASDAQ National Market on that date. The option will vest as to 25% of the original number of shares on the first anniversary of the first day of employment and as to an additional 2.09% of the original number of shares at the end of each successive one-month period following the first anniversary. Under the employment agreement, Dr. Hilt is also eligible to receive payments from the Company for relocation expenses of up to $100,000.
     In addition, Dr. Hilt is eligible for an annual maximum cash bonus of 30% of base salary and an annual equity award. The actual amount of any cash bonus or equity award will be determined by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee may make actual cash bonus awards that may be greater or less than the annual maximum cash bonus based on overall corporate performance and individual performance. Dr. Hilt is not guaranteed either an annual cash bonus or an annual equity award.
     If the Company terminates Dr. Hilt’s employment other than for “cause” or if Dr. Hilt terminates his employment for “good reason,” in each case as those terms are defined in the employment agreement, then we are obligated to provide the following to Dr. Hilt, provided he executes a release of the Company:
•	a lump sum payment equal to Dr. Hilt’s annual base salary in effect at that time;

•	monthly payments in the amount of 80% of the monthly COBRA premiums for continued health and dental coverage for Dr. Hilt and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Dr. Hilt until the earlier of one year after termination or the last day of the first month when he is eligible for benefits through other employment;

•	a lump sum payment in an amount equal to the pro rata portion of Dr. Hilt’s target cash bonus in effect in the year of termination; and

•	accelerated vesting of 50% of Dr. Hilt’s outstanding unvested stock options and restricted stock.

     Immediately upon a “change of control” of the Company, as defined in the employment agreement, Dr. Hilt is entitled to accelerated vesting of 50% of all his outstanding unvested stock options and restricted stock. In addition, if the Company terminates Dr. Hilt’s employment other than for “cause” or if Dr. Hilt terminates his employment for “good reason” during the period from three months before until one year after the occurrence of a change of control, then the Company is obligated to provide the following to Dr. Hilt, provided he executes a release of the Company:
•	a lump sum payment equal to Dr. Hilt’s annual base salary in effect at that time;

•	monthly payments in the amount of 80% of the monthly COBRA premiums for continued health and dental coverage for Dr. Hilt and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Dr. Hilt until the earlier of one year after termination or the last day of the first month when he is eligible for benefits through other employment;

•	a lump sum payment in an amount equal to a pro rata portion of Dr. Hilt’s target cash bonus in effect in the year of termination;

•	accelerated vesting of 100% of Dr. Hilt’s outstanding unvested stock options and restricted stock; and

•	up to three months of outplacement services.
     Upon voluntary resignation, Dr. Hilt is entitled to a lump sum payment in an amount equal to a pro rata portion of his annual bonus from the previous year provided that Dr. Hilt gives 90 days’ prior written notice of resignation and executes a release of the Company.
     Dr. Hilt has agreed not to compete with the Company during his employment with the Company and for a one-year period after termination of employment by the Company for any reason at or after a “change of control” of the Company. Dr. Hilt has also agreed not to disclose any confidential information obtained during his employment.
     The employment agreement with Dr. Hilt has been filed as an exhibit to this Form 8-K, and the Company refers you to such exhibit for the complete terms of the agreement. The complete terms of the agreement are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRITICAL THERAPEUTICS, INC.
Date: April 28, 2006	By:	/s/ Frank E. Thomas
Frank E. Thomas
Chief Financial Officer, Senior Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement dated April 26, 2006 by and between the Registrant and Dana Hilt, M.D.